EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
April 16, 2008
The Board of Directors
GMX Resources Inc.
One Benham Place, Suite 600
9400 North Broadway
Oklahoma City, OK 73114
Re: Consent of Independent Petroleum Engineers
To whom it may concern:
MHA Petroleum Consultants hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of GMX Resources Inc. of information regarding our report relating to the proved oil and gas reserves of GMX Resources Inc. for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K of GMX Resources Inc., for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Registration Statement.

Very truly yours, MHA PETROLEUM CONSULTANTS
/s/ John W. Arsenault
John W. Arsenault
Vice President